Exhibit 99.1

FOR:	Jarden Corporation

CONTACT:	Martin E. Franklin
Chairman and Chief Executive Officer
914-967-9400

Investor Relations: Erica Pettit
Press: Evan Goetz/ Melissa Kahaly
FD
212-850-5600

FOR IMMEDIATE RELEASE

JARDEN CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

Rye, NY, November 20, 2008 – Jarden Corporation (NYSE: JAH) (the “Company”) today announced that its Board of Directors (the “Board”) approved the adoption of a stockholder rights plan (the “Plan”) under which one right will be distributed as a dividend on each share of common stock held of record as of the close of business on December 1, 2008 (the “Rights”).

Each Right, if and when it becomes exercisable, entitles the holder to buy one one-thousandth of a share of a new series of junior participating preferred stock for $51.00 (subject to adjustment). If any person or group becomes the beneficial owner of 10% or more (or, in the case of certain institutional investors, 15% or more) of the Company’s common stock at any time after the date of the Plan (with certain limited exceptions), then each Right not owned by such person or group will entitle its holder to purchase, at the Right’s then-current exercise price, shares of common stock of the Company or the acquiring person having a market value of twice the Right’s then-current exercise price. The Rights may be redeemed by the Company for $0.0001 per Right, at its option, in response to a proposed takeover which it deems to be in the best interests of the stockholders. The Rights will otherwise expire on November 19, 2011.

“Jarden has always prided itself on being a shareholder-oriented company. However, given this period of unprecedented market volatility where short term valuations are not reflective of historical performance or long term prospects, the Board of Directors felt it necessary to put in place a rights plan to help ensure that all shareholders are in a position to benefit from the company’s intrinsic value,” said Martin E. Franklin, Chairman and Chief Executive Officer of Jarden Corporation. “The adoption of the rights plan is not in response to any current accumulation of shares or specific effort to acquire control of Jarden, but rather the potential for exploitation given the current macro market conditions. It is our hope that once market conditions return to a more normal state, the company will no longer need the protection of a rights plan and we will be able to terminate the plan as we did back in 2003 with the prior rights plan.”

The Plan does not weaken the Company’s financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or its stockholders and will not change the way the Company’s shares are traded.

Additional information regarding the Plan and the Rights will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the Securities and Exchange Commission (the “SEC”). These filings will be available on the SEC’s Internet web site at www.sec.gov.

Jarden Corporation is a leading provider of niche consumer products. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®, Berkley®, Campingaz® and Coleman®, Fenwick®, Gulp!®, JT®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene® and Volkl®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, Dicon®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke®, Loew Cornell® and Pine Mountain®. Headquartered in Rye, N.Y., Jarden has over 25,000 employees worldwide. For more information, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s adjusted earnings per share, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, cash flows from operations, future revenues and margin requirement and expansion, organic growth, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings, and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.